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                                                                    Exhibit 23.2
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             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of our reports dated July 14, 1998 (except for the second paragraph of the Acquisitions note, as to which the date is July 31, 1998, and the first and second paragraphs of the Patent Litigation note, as to which the date is August 17, 1998) with respect to the consolidated financial statements of Seagate Technology, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended July 3, 1998, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Ernst & Young LLP
San Jose, California
December 30, 1998